Exhibit 10.10(a)

                              SETTLEMENT AGREEMENT


          This Settlement Agreement and Full and Final Release of Claims ("Settlement Agreement") is made as of the 20th day of February, 1997, by and between Ronald D. Schurter ("Employee") and Diamond Home Services, Inc. ("Diamond Homes"). In this Settlement Agreement, Diamond Homes and its successors, predecessors, subsidiaries, affiliates and related companies (including but not limited to Globe Building Materials, Inc., Diamond Exteriors Inc., Solitaire Heating and Air Conditioning, Inc., and Marquise Financial Services, Inc.) and their respective present and former employees, officials, directors, officers, agents and attorneys are sometimes referred to as a "Diamond Entity" and collectively referred to as "Diamond" or the "Company".

          WHEREAS, Employee desires to settle fully and finally all actual and potential differences and disputes, if any, between Diamond and Employee including, but in no way limited to, any differences that arose out of Employee's employment with Diamond Homes, and the termination thereof;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Employee and his successors, assigns, relatives, related entities and affiliates, release and forever discharge Diamond of and from all manner of civil actions, causes, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or in equity, which Employee has or may claim to have against any Diamond, prior to the date first written above on account of, or arising out of, any acts or omissions by any Diamond Entity whatsoever.

          2. Diamond Homes and Employee each represents, warrants and acknowledges to the other that the person signing below on its or his behalf is authorized to make and deliver this Settlement Agreement. Diamond Homes and Employee each represents, warrants and acknowledges to the other that each intends to be bound by this Settlement Agreement. Employee represents and warrants that he is the only person entitled to assert any claim on behalf of himself.

          3. Diamond Homes and Employee each recognizes that this Settlement Agreement does not constitute an admission of liability or fault by either party.

          4. The receipt of the following consideration is in full and final accord, satisfaction and final compromise and settlement of any and all claims of Employee against any Diamond Entity for liquidated damages, compensatory damages, punitive damages, backpay, front pay, lost benefits, lost wages, attorneys' fees, interest, court costs and all other monetary and equitable relief: (i) the Salary Payments; (ii) payment on March 31, 1997 (or as soon thereafter as other final 1996 incentive compensation payments are made), of any remaining 1996 incentive compensation payable to Employee under Diamond Homes's incentive compensation payment program ("1996 Incentive Compensation Payment");
(iii) payment on May 15, 1997 (or as soon thereafter as practicable) of incentive compensation, based on Diamond Homes's 1997 first quarter incentive program as of March 31, 1997, of any bonus attributable to the region of the United States for which Employee had responsibility, for the period from January 1, 1997, through the Termination Date, as determined from a pro forma calculation of that region's financial results for that period (such determination to be made by Diamond Homes and to be conclusively deemed correct except in the case of manifest error and it being understood that Employee's right to any such payment is dependent on those financial results) (the "1997 Incentive Compensation Payment"); and (iv) the Security Payments.

          5.  Settlement Election.

               a. For purposes of this Settlement Agreement, "Salary Payments" means either the Lump Sum Payment or the Continuation Payments.

               b. Unless and until Employee elects to receive the Lump Sum Payment in the manner specified herein, Employee shall be entitled to receive every two weeks a payment in the amount of $5961.54 (each such payment being a "Regular Continuation Payment" and all such payments being "Regular Continuation Payments"). The first Regular Continuation Payment shall be reduced to reflect compensation Employee has received through February 20, 1997, and shall be payable to Employee on February 28, 1997, and the last Regular Continuation Payment shall be payable to Employee on February 27, 1998. In addition, the Company shall continue to pay for Employee's medical benefits through February 20, 1998, as if Employee continued to be an Employee of the Company ("Medical Payments"). For the purpose of this Settlement Agreement, each of the Regular Continuation Payments and the Medical Payments individually may be referred to as a "Continuation Payment" and collectively as "Continuation Payments." Such Continuation Payments shall be made in the same manner as if Employee continued to be an employee of Diamond Homes.

               c. On or before February 24, 1997 (the "Election Date"), Employee may elect to receive, in lieu of the Continuation Payments, a lump sum payment of $155,000.00 ("Lump Sum Payment"). To elect the Lump Sum Payment, Employee must cause Diamond Homes actually to receive, no later than the close of business, Woodstock, Illinois time, on the Election Date, at Diamond Homes's corporate office in Woodstock, Illinois, a fully executed and signed notice of election ("Notice") in the form of Exhibit A hereto. If the Employee elects to receive the Lump Sum Payment, Diamond Homes shall deliver to Employee's attention, at Diamond Homes's offices in Anaheim, California, on February 28, 1997 (or if Employee elects by marking the Notice, shall directly deposit at Employee's bank account), payment in the amount of the Lump Sum Payment as reduced for certain amounts that are withheld for payment of federal, state, and local taxes.

               d. Election of the Lump Sum Payment by Employee in the manner specified herein shall release and discharge Diamond from any obligation to pay any Continuation Payments or any other payments other than the Lump Sum Payment, the 1996 Incentive Compensation Payment, the 1997 Incentive Compensation Payment, the Vacation Payment, and the Security Payments. Failure of the Employee to elect the Lump Sum Payment in the manner specified herein shall forever preclude the Employee from the right to make such election and shall forever release and discharge Diamond from any obligation to make the Lump Sum Payment or any other payments other than the Continuation Payments, the 1996 Incentive Compensation Payment, the 1997 Incentive Compensation Payment, the Vacation Payment, and the Security Payments.

          6. Security Payment. Diamond Homes shall make thirty-five (35) payments, one for each of the months in the period from February 1, 1997, through December 31, 1999, in the amount of $5,000 on behalf of Employee (the "Security Payments"). Each Security Payment will be made on the last day of the month, with the first Security Payment being made on February 28, 1997.

          7. Employee acknowledges that from time to time he has received salary, medical benefits, a travel allowance, vacation pay, security payments pursuant to an agreement dated April 1, 1996, and other compensation from Diamond for the period through February 20, 1997. Employee agrees that, upon his execution and delivery of this Settlement Agreement, his right to receive, and Diamond's obligation to pay, any further salary, medical benefits, travel allowances, security payments, and other compensation shall terminate and shall be replaced by the obligations set forth in this Settlement Agreement.

          8. In consideration of the payments made to and to be made to Employee under this Settlement Agreement, Employee agrees as follows:

               (i) In the course of Employee's employment with the Company, and because of the nature of Employee's responsibilities, Employee has had access to valuable trade secrets, proprietary data and other confidential information of one or more Diamond Entities (collectively, "Confidential Information"). With respect to the customers, suppliers, competitors and business, such trade secrets, proprietary data and other Confidential Information include but are not limited to the following: the Company's existing and contemplated services, products, business and financial methods and practices, plans, pricing, selling techniques, business systems, product technologies and formulae, and special methods and processes involved in providing services, lists of the Company's existing and prospective suppliers, subcontractors and/or customers, methods of obtaining suppliers and customers, credit and financial data of the Company's present and prospective suppliers and/or customers, particular business requirements of the Company's present and prospective customers. In addition, Employee, on behalf of the Company, has developed personal acquaintances and relationships with the Company's present and prospective suppliers, subcontractor and customers, which acquaintances and relationships may constitute the Company's only contact with such persons or entities. As a consequence thereof, the parties agree that Employee occupied a position of trust and confidence with respect to the Company's affairs and its products and services. In view of the foregoing and in consideration of the payments made pursuant to this Settlement Agreement, Employee acknowledges and agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Employee make the covenants contained in subparagraphs (ii) through (vi) below regarding the conduct of Employee following the date of this Settlement Agreement, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited thereby. Employee represents that observance of the aforementioned covenants will not cause Employee any undue hardship nor will it unreasonably interfere with Employee's ability to earn a livelihood. The covenants contained in subparagraphs (ii) through (vi) below shall each be construed as a separate agreement independent of any other provision of this Settlement Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Settlement Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of those covenants.

               (ii) Non-Disclosure. Employee will not, without the express written consent of the Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association or corporation, any Confidential Information; provided, however, Employee may disclose or use such information under any of the following circumstances: (a) disclosure which Employee is advised by counsel is required by a court or other governmental agency of competent jurisdiction, (b) disclosure or use by Employee of any such information or data which is generally known within the industry or is otherwise available through independent sources and (c) disclosure or use by Employee after the expiration of three years following the date of this Settlement Agreement - (or, if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), of any such information in connection with Employee's subsequent employment or business endeavors undertaken in good faith and without the specific intent of unreasonably depriving any Diamond Entity of the value and benefit of such proprietary data. In the event that any Confidential Information is communicated as permitted by the provisions of this subparagraph (ii), Employee shall notify the Chief Executive Officer of Diamond Homes in writing at least ten calendar days prior to such communication.

               (iii) Return of Information and Equipment. Promptly after executing this Settlement Agreement, Employee will deliver to Diamond Homes all originals and copies of memoranda, customer lists, samples, records, documents, computers, computer programs, computer disks and software, product information, hardware, equipment (e.g., computers, fax machines) and other materials and equipment requested by any Diamond Entity which he has obtained from any Diamond Entity.

               (iv) Non-Competition. For a period of three years following the date of this Settlement Agreement (or, if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), Employee shall not, without the express written consent of Diamond Homes or approval of the board of directors of Diamond Homes, directly or indirectly, own, manage, participate in or otherwise engage in or have any connection with (as an employee, representative, agent or otherwise) any business in the United States which provides any product or service provided by any Diamond Entity or actively contemplated to be provided by a Diamond Entity on the date of this Settlement Agreement except that Employee shall not be precluded hereby from (i) owning stock or any other securities in a publicly traded company where such investment entitles Employee to less than 5% of the voting control over such company, or (ii) working as an employee, after the termination of Employee's employment with the Company, for any entity in which Employee has no ownership interest, or option or other right to acquire an ownership interest, in any capacity where the likelihood of Employee's breach or violation of the provisions of subpara-graphs (ii) and (vi) is demonstrated to the reasonable satisfaction of Diamond Homes to be remote.

               (v) Non-Solicitation of Customers, Subcontractors and Suppliers. For a period of three years following the date of this Settlement Agreement (or if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), and except in the good faith furtherance of the interests of the Company, Employee will not, without the express written consent of the Company or the approval of the Board of Directors of Diamond Homes, contact (whether or not initiated by Employee), with a view toward selling any product or service competitive with any product or service, to Employee's knowledge, sold or proposed to be sold by Diamond Homes or any subsidiary of the Diamond Homes at the time of such contact, any person, firm, association or corporation: (i) to which any Diamond Entity was known by Employee to have sold any product or service during the preceding year, (ii) which Employee solicited, contacted or otherwise dealt with on behalf of any Diamond Entity during the preceding year, or (iii) which Employee was otherwise aware was a customer or prospective customer, or supplier subcontractor or prospective supplier subcontractor, of any Diamond Entity during the preceding year. Employee will not directly or indirectly make any such contact, either for his benefit or for the benefit of any person, firm, association or corporation, and Employee will not in any manner assist any such person, firm, association or corporation to make any such contact.

               (vi) Non-Interference. For a period of three years following the date of this Settlement Agreement (or if this period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this subparagraph enforceable), Employee shall not induce or encourage, directly or indirectly, (a) any employee of any Diamond Entity to leave his or her employment, or to seek employment with anyone other than the Company, unless it has been determined by Employee in good faith, with approval by the Board of Directors of Diamond Homes or the Chief Executive Officer of Diamond Homes, that such employee's performance or other characteristics or circumstances are such that employee's leaving the relevant Diamond Entity is in the best interests of the Company, or (b) any customer, subcontractor, or supplier (including without limitation, Sears, Roebuck & Co., ABC Supply Co., Inc., and independent contractors engaged by Diamond Homes to provide or deliver products to, or perform services for, customers of Diamond Homes) of any Diamond Entity to modify or terminate any relationship, whether or not evidenced by a written contract, with such Diamond Entity unless it has been determined by Employee in good faith, with approval by the Board of Directors of Diamond Homes or the Chief Executive Officer of Diamond Homes, that such modification or termination is in the best interests of the Company.

          9. Employee acknowledges and agrees that his employment relationship with Diamond terminated as of February 20, 1997 (the "Termination Date"). Employee agrees that he will not, to any one or in any manner, portray himself as an officer or an employee of Diamond Homes or any affiliate of Diamond Homes for any time after the Termination Date.

          10. Diamond Homes confirms that, upon the effectiveness of this Settlement Agreement, Employee shall be deemed to have retired for purposes of the Diamond Home Services, Inc. Incentive Stock Option dated June 19, 1996, between Diamond Homes and Employee.

          11. Employee and Diamond hereby acknowledge and agree that any breach by Employee or his affiliates, individually or collectively, of the foregoing restrictive covenants may cause Diamond irreparable injury for which there is no adequate remedy at law. Therefore, Employee expressly agrees that in the event of any breach by Employee or his affiliates of the foregoing, Diamond shall be entitled, in addition to any remedies available at law, to injunctive and/or other equitable relief, to require specific performance or prevent a breach under the provisions of this Settlement Agreement. In addition, as partial consideration for any damages to Diamond, if Employee or his affiliates shall breach any provisions of this Settlement Agreement or if any representation by Employee herein is incorrect in any material respect, Diamond Homes, at its option, may discontinue making any payments to Employee otherwise due pursuant to this Settlement Agreement.

          12. Employee agrees that he may have certain property in his possession which is the property of one or more Diamond Entities, including, but not limited to, the following: (i) keys to certain buildings; (ii) credit cards; (iii) documentation concerning other Diamond corporate charge privileges;
(iv) computer hardware and software; and (v) airplane tickets which have been ordered in connection with Employee's employment. As a part of this Settlement Agreement, Employee agrees to return all of Diamond's property promptly upon his execution of this Settlement Agreement, including but not limited to the property specifically listed in this paragraph 12, to Diamond, c/o Eugene O'Hern, 222 Church Street, Woodstock, Illinois.

          13. Each party to this Settlement Agreement hereby affirms that it/he has had the opportunity to consult with counsel with respect to the terms and conditions of this Settlement Agreement, and each party hereto waives the right to assert that any claim, demand or provision has been, through oversight or error, omitted from the covenants set forth in this Settlement Agreement. The parties understand that this Settlement Agreement and the releases it contains may be pled by any Diamond Entity as a complete defense to any claim or entitlement which Employee may hereafter assert in any suit or claim for or on account of any matter or thing whatsoever occurring up to and including the date of this Settlement Agreement.

          14. The provisions of this Settlement Agreement are severable, and if any part of it is found to be unenforceable, the other provisions shall remain fully valid and enforceable.

          15. The undersigned Employee affirms that the only consideration for his signing this Settlement Agreement are the terms stated above; that no other promise or Settlement Agreement of any kind has been made to or with him by any person or entity whomsoever to cause him to execute this instrument and that he fully understands the meaning and intent of this release, including, but not limited to, its final and binding effect, and that he is voluntarily entering into this Settlement Agreement.

          16. Employee agrees to keep the terms, amount and fact of this Settlement Agreement completely confidential and not to disclose any information concerning this Settlement Agreement to anyone except pursuant to the provisions of subparagraph 8(ii) hereof.

          17. This Settlement Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Illinois and may be executed in separate counterparts that together constitute one instrument. This Settlement Agreement shall be binding upon and shall inure to the benefit of Diamond, its successors and assigns and shall be binding upon and inure to the benefit of Employee, his successors, assigns, relatives, related entities and affiliates.

          18. This Settlement Agreement shall become effective only if (a) on or before the close of business at its Woodstock, Illinois corporate offices, on February 24, 1997, Diamond Homes executes this Settlement Agreement and (b) on or before the close of business at its Woodstock, Illinois corporate offices, on February 24, 1997, Diamond Homes actually receives, at its Woodstock, Illinois corporate offices, a copy of this Settlement Agreement executed by Employee.

          19. If the date on which any payment due hereunder is not a business day of Diamond Homes, such payment shall be due and payable, without interest, on the next business day thereafter.

          20. This Settlement Agreement may only be changed or modified in writing signed by both of the parties hereto.

          21. WHEREFORE, the parties have executed this Settlement Agreement as of the date first written above.

                         DIAMOND HOME SERVICES, INC.

                         ________________________
                         By:  C. Stephen Clegg
                         Its:  Chief Executive Officer



                         _________________________
                         Ronald D. Schurter



                                    EXHIBIT A

To:       Diamond Home Services, Inc.
Attn:     Eugene O'Hern
From:     Ronald D. Schurter ("Employee")

     Employee hereby elects the option of a Lump Sum Payment pursuant to that certain Settlement Agreement dated as of February 20, 1997.

                                   _____________________
                                   Ronald D. Schurter




_________ Please direct deposit the Lump Sum Payment. [Please initial if direct deposit election is taken.]